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                                                                   EXHIBIT 10.14

                                 [iBEAM logo]


                                 July 9, 1999


Mr. Jeremy Zullo
iBEAM Broadcasting

          Re: Offer of Employment
              -------------------

Dear Jeremy:

          I am writing to confirm our offer of the following terms of your employment commencing July 1, 1999 and continuing thereafter as provided herein:

          If you accept this offer, your title will be Executive Director Development, reporting to Vice President Engineering. Your monthly base salary will be $12,916.67 ($155,000 annually) less all applicable deductions. In addition, you will be eligible to earn an annual bonus of up to $20,000 per year, less all applicable deductions, based on your achievement of performance goals set for you at the beginning of each quarter. I will set your goals within the first 30 days of each quarter and communicate those goals to you in writing. If you meet these goals, you will earn the aforementioned bonus.

          The Company will also award you an additional option to purchase 15,000 shares of Company common stock at the fair market value on the date of grant. This option will become exercisable over the next four years with one-quarter of the shares exercisable after one year and the remaining shares becoming exercisable in equal installments over the next 36 months. This option grant will be contingent upon you executing the Company's standard stock option agreement, and will be subject to all terms of that agreement and the Company's stock option plan. This grant is also contingent upon approval by the Company's Board of Directors, which we expect to occur during the next meeting following your acceptance of this offer.

          In exchange for this additional stock and compensation, you agree to remain employed by the Company through June 30, 2000. Although the Company may terminate your employment at any time for any reason, with or without cause, during this time period by giving you written notice of such termination, you agree that you will remain employed with the Company through that date. If your employment with the Company continues beyond June 30, 2000, then you will resume being an at-will employee, that is, either you or the Company can terminate your employment at any time for any reason, with or without cause. You also agree that the terms of the Proprietary Information and Inventions Agreement, executed by you on June 4, 1998, will continue to be in effect except that paragraph 7 will be modified as set forth in this paragraph.
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          If you accept this offer, it will supersede your prior agreement with the Company. This will be the entire agreement between you and the Company regarding the terms of your employment and it can only be modified in a subsequent writing by you and the Company President.

          Please indicate your acceptance of this offer by signing below.

                              Sincerely,


                              /s/ Peter Desnoes
                              -------------------------------------
                              Peter Desnoes
                              Company Chief Executive Officer

I accept this offer.


/s/ Jeremy Zullo
--------------------------
Jeremy Zullo